SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [ x]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[  ] Preliminary Proxy Statement
[  ] Confidential, for Use of the Commission Only (as permitted By
     Rule 14a-6(e)(2))
[x ] Definitive Proxy Statement
[  ] Definitive Additional Materials
[  ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                   Culp,Inc.
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                (Name of Registrant as Specified in its Charter)

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(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box) :

[x ] No fee required
[  ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:

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     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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[  ] Fee paid previously with preliminary materials.

[  ] Check box if any part of the fee is offset as provided by Exchange Act Rule
     0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

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


                                     (LOGO)
                                   CULP, INC.


                              101 South Main Street
                              Post Office Box 2686
                      High Point, North Carolina 27261-2686
                            Telephone: (336) 889-5161

            --------------------------------------------------------
               NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD
                               September 23, 2003
            --------------------------------------------------------


TO OUR SHAREHOLDERS:

The Annual Meeting of Shareholders of Culp, Inc. (the "company") will be held at the Radisson Hotel, 135 South Main Street, High Point, North Carolina on Tuesday, September 23, 2003, at 9:00 a.m. local time, for the purpose of considering and acting on the following matters:


(1)   To elect three (3) directors;

(2) To ratify the appointment of KPMG LLP as the independent auditors of the company for the current fiscal year; and

(3) To transact such other business as may properly come before the meeting, or any adjournment or adjournments thereof.

     Only shareholders of record as of the close of business on July 25, 2003 are entitled to notice of and to vote at the Annual Meeting and any adjournment or adjournments thereof.

     Whether or not you expect to be present at the Annual Meeting, please complete, date and sign the enclosed form of proxy and return it promptly in the enclosed envelope. If you attend the meeting, your proxy will be returned to you upon request.

     The Proxy Statement accompanying this notice sets forth further information concerning the items listed above and the use of the enclosed proxy. You are urged to study this information carefully.

     The Annual Report of the company also accompanies this notice.

                                          By Order of the Board of Directors,

                                     /s/  Kathy J. Hardy
                                          --------------
                                          KATHY J. HARDY
                                          Corporate Secretary

August 20, 2003

                                     (LOGO)
                                   CULP, INC.

                                 Proxy Statement


                                  INTRODUCTION

     This Proxy Statement is furnished to the shareholders of Culp, Inc. (sometimes referred to as the "company") by the company's Board of Directors in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders of the company to be held on Tuesday, September 23, 2003, at 9:00 a.m. at the Radisson Hotel, 135 South Main Street, High Point, North Carolina, and at any adjournment or adjournments thereof. Action will be taken at the Annual Meeting on the items described in this Proxy Statement, and on any other business that properly comes before the meeting.

     This Proxy Statement and accompanying form of proxy are first being mailed to shareholders on or about August 20, 2003.

     Whether or not you expect to attend the Annual Meeting, please complete, date and sign the accompanying form of proxy and return it promptly to ensure that your shares are voted at the meeting. Any shareholder giving a proxy may revoke it at any time before a vote is taken: (i) by duly executing a proxy bearing a later date; (ii) by executing a notice of revocation in a written instrument filed with the secretary of the company; or (iii) by appearing at the meeting and notifying the secretary of the intention to vote in person. Unless a contrary choice is specified, all shares represented by valid proxies that are received pursuant to this solicitation, and not revoked before they are exercised, will be voted for the election of the three (3) directors named as nominees in this Proxy Statement, and for the ratification of the appointment of KPMG LLP as the independent auditors of the company for the current fiscal year. The proxy also confers discretionary authority upon the persons named therein, or their substitutes, with respect to any other business that may properly come before the meeting. Unless otherwise stated herein, each matter submitted to the shareholders will be approved if more votes are cast in favor of the proposal than the votes cast against the proposal. A shareholder abstaining from the vote on a proposal and any broker non-votes will be counted as present for purposes of determining whether a quorum is present, but will be counted as not having voted on the proposal in question. This means that in cases where a majority of the shares represented is required to approve a proposal, an abstention will have the effect of a vote against the proposal in question.

     The company will bear the entire cost of preparing this Proxy Statement and of soliciting proxies. Proxies may be solicited by employees of the company, either personally, by special letter, or by telephone. The company also will request brokers and others to send solicitation material to beneficial owners of the company's stock and will reimburse them for this purpose upon request.

                       PRINCIPAL HOLDERS OF VOTING SECURITIES

     Only shareholders of record at the close of business on July 25, 2003 will be entitled to vote at the Annual Meeting or any adjournment or adjournments thereof. The number of outstanding shares entitled to vote at the meeting is 11,515,459.

     The following table lists the beneficial ownership of the company's common stock with respect to: (i) each person known by the company to be the beneficial owner of more than five percent of such common stock, as shown on the last public filing made by each such person, and (ii) all executive officers, directors and nominees of the company as a group, a total of 11 persons, as of July 25, 2003.

                                                 Number of Shares    Percent of
    Title of       Name and Address of             Beneficially     Outstanding
     Class          Beneficial Owner                  Owned            Shares
----------------  -----------------------        ---------------    -----------
Common stock,   Robert G. Culp, III                   2,533,286 (1)      21.7%
par value       903 Forrest Hill Drive
$.05 per share  High Point, NC 27262

                Atlantic Trust, Trustee               2,008,750 (2)      17.4%
                Robert G. Culp, Jr. Trust
                100 Federal Street, 37th Floor
                Boston, MA 02110

                Dimensional Fund Advisors Inc.          856,640 (3)       7.4%
                1299 Ocean Avenue, 11th Floor
                Santa Monica, CA 90401

                T. Rowe Price Associates, Inc.        1,459,500 (4)      12.7%
                100 East Pratt Street
                Baltimore, Maryland 21202

                Systematic Financial Management, L.P.   966,720 (5)       8.4%
                Glenpointe East, 7th Floor
                300 Frank W. Burr Boulevard
                Teaneck, New Jersey 07666

                All executive officers, directors
                and nominees as a group (11 persons)  3,293,662 (6)      27.7%



     (1) These shares include all of the shares listed below that also are beneficially owned in the name of Atlantic Trust as trustee of the Robert
     G. Culp, Jr. Trust, all of which shares Robert G. Culp, III has the right to vote and jointly (with Atlantic Trust) has the right to invest. (See Note (2) below.) These shares also include 64,738 shares held of record by Susan B. Culp, the wife of Mr. Culp, the beneficial ownership of which shares Mr. Culp disclaims, approximately 22,279 shares owned by Mr. Culp through the company's 401(k) plan, and 133,500 shares subject to options owned by Mr. Culp that are immediately exercisable. For purposes of this Proxy Statement, "immediately exercisable" options are those that are currently exercisable or exercisable within 60 days.

     (2) All of these shares also are included in the shares listed above for Robert G. Culp, III. (See Note (1) above.) Includes 709,375 shares held of record by Atlantic Trust for the benefit of Judith C. Walker, sister of Robert G. Culp, III; 505,000 shares held of record by Atlantic Trust for the benefit of Harry R. Culp, brother of Robert G. Culp, III; and 794,375 shares held of record by Atlantic Trust for the benefit of Robert G. Culp, III, all of which shares Robert G. Culp, III has the right to vote and jointly (with Atlantic Trust) has the right to invest.

     (3) Dimensional Fund Advisors Inc. ("Dimensional"), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other investment vehicles, including commingled group trusts. These investment companies and investment vehicles are the "Portfolios." In its role as investment advisor and investment manager, Dimensional possessed both investment and voting power over 856,640 shares of Culp, Inc. stock as of March 31, 2003. The Portfolios own all securities reported in this statement, and Dimensional disclaims beneficial ownership of such securities.

     (4) These  securities  are owned by various  individual  and  institutional investors as of June 30, 2003, including T. Rowe Price Small Cap Value Fund, which owns 725,000 shares, representing 6.3% of the shares outstanding. T. Rowe Price Associates, Inc. ("Price Associates") serves as investment advisor with power to direct investments and/or power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

     (5) These shares are owned by Systematic Financial Management, L.P. as of March 31, 2003. Systematic has sole voting authority over 797,020 shares. Systematic Financial Management, L.P. is a federal registered investment advisor specializing in the management of value portfolios throughout the market capitalization spectrum.

     (6) Includes 389,500 shares subject to options owned by certain officers, directors and nominees that are immediately exercisable.

                         PROPOSAL 1: ELECTION OF DIRECTORS

     The number of directors constituting the Board has been fixed at nine by the company's shareholders in accordance with the company's bylaws.

     The company's bylaws provide that the Board of Directors shall be divided into three classes of directors with staggered three-year terms, so that one class or approximately one-third of the Board of Directors will be elected every year. At the Annual Meeting the shareholders will be asked to elect three (3) directors whose terms expire in 2003.

     In the absence of specifications to the contrary, proxies will be voted for the election of each of the three (3) nominees listed in the table below, and an equal number of votes will be cast for each nominee. In no case will proxies be voted for more than three nominees. The persons who receive the highest number of votes for election at the Annual Meeting will be elected as directors. If, at or before the time of the meeting, any of the nominees becomes unavailable for any reason, the proxy holders have the discretion to vote for a substitute nominee or nominees. The Board currently knows of no reason why any of the nominees listed below is likely to become unavailable.

                   NOMINEES, DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information with respect to the three (3) nominees for election to the Board of Directors, and the other directors and executive officers of the company:

                                                                                Shares and Percent
                                                          Year         Year     of Common Stock
                                                          Became       Term     Beneficially Owned
Name and Age                 Position  with  Company (1)  Director     Expires  As of  July  25, 2003  Notes
---------------------        ---------------------------  --------     -------  ---------------------  -----
Nominees
--------
Robert G. Culp, III, 56      Chairman  of  the  Board       1972        2003         2,533,286         (2)
                             and Chief Executive Officer;                               21.7%
                             Director

Patrick B. Flavin, 56        Director                       1999        2003           145,325         (3)
                                                                                         1.3%
Patrick H. Norton,  81       Director                       1987        2003            68,591         (4)(5)


Directors and
Executive Officers
------------------
Harry R. Culp, 51            Director                       2002        2005            7,500          (4)(6)


Howard L. Dunn, Jr., 65      President and Chief            1972        2004          306,934          (7)
                             Operating Officer; Director                                2.7%

H. Bruce English, 69         Director                       2000        2004           14,625          (4)(8)

Kenneth W. McAllister, 54    Director                       2002        2004           16,875          (4)(9)

Albert L. Prillaman, 57      Director                       2002        2005            9,875          (4)(10)

Franklin N. Saxon, 51        Executive Vice President,      1987        2005           71,478          (4)(11)
                             Chief Financial Officer,
                             Treasurer and President,
                             Culp Velvets/Prints division;
                             Director

Kenneth M. Ludwig, 50        Senior Vice President,         N/A          N/A           71,250          (4)(12)
                             Human Resources
                             and Assistant Secretary

Rodney A. Smith, 54          Senior  Vice   President       N/A          N/A           47,923          (4)(13)
                             and President, Culp Yarn
                             division


     (1) Officers of the company are elected by the Board of Directors each year. The present officers were elected by the Board on June 17, 2003.



     (2) Includes 2,008,750 shares held of record by Atlantic Trust for the benefit of Robert G. Culp, III, Judith C. Walker and Harry R. Culp, all of which shares Robert G. Culp, III has the right to vote and jointly (with Atlantic Trust) has the right to invest; includes 64,738 shares held of record by Susan B. Culp, wife of Robert G. Culp, III, the beneficial ownership of which shares Mr. Culp disclaims, 133,500 shares subject to options owned by Mr. Culp that are immediately exercisable, and approximately 22,279 shares owned by Mr. Culp through the company's 401(k) plan.

     (3) Includes 100,000 shares held by Flavin, Blake Investors, L.P., a partnership in which Mr. Flavin is a partner, an account that is managed by Flavin, Blake & Co., L.P., an investment manager of which Mr. Flavin is a principal, under an arrangement that provides compensation directly or indirectly to Mr. Flavin based in whole or in part upon the performance of the investment, as to which shares Mr. Flavin disclaims beneficial ownership. Includes 26,400 shares held in accounts managed by Flavin, Blake & Co., L.P., as to which shares Mr. Flavin also disclaims beneficial ownership. Includes 5,625 shares subject to options owned by Mr. Flavin that are immediately exercisable.

     (4) Less than one percent (1%).

     (5) Includes 18,750 shares subject to options owned by Mr. Norton that are immediately exercisable.

     (6) Includes 7,500 shares subject to options owned by Dr. Harry Culp that are immediately exercisable.

     (7) Includes 66,715 shares owned by Patricia Dunn, wife of Mr. Dunn, and 63,500 shares subject to options owned by Mr. Dunn that are immediately exercisable.

     (8) Includes 1,875 shares subject to options owned by Mr. English that are immediately exercisable.

     (9) Includes 1,875 shares subject to options owned by Mr. McAllister that are immediately exercisable.

     (10) Includes 1,875 shares subject to options owned by Mr. Prillaman that are immediately exercisable.

     (11) Includes 39,000 shares subject to options owned by Mr. Saxon that are immediately exercisable, and approximately 32,062 shares owned by Mr. Saxon through the company's 401(k) plan.

     (12) Includes 71,250 shares subject to options owned by Mr. Ludwig that are immediately exercisable.

     (13) Includes 44,750 shares subject to options owned by Mr. Smith that are immediately exercisable, and approximately 3,173 shares owned by Mr. Smith through the company's 401(k) plan.


Nominees:

     ROBERT G. CULP, III is one of the founders of the company and was Executive Vice President and Secretary until 1981 when he was elected by the Board to serve as President. The Board elected Mr. Culp Chief Operating Officer in 1985 and Chief Executive Officer in 1988. In 1990, the Board of Directors elected Mr. Culp Chairman of the Board. Mr. Culp currently serves as a member of the board of directors of Stanley Furniture Company, Inc. in Stanleytown, Virginia and Old Dominion Freight Line, Inc. in Thomasville, North Carolina, and as a trustee of High Point University. He is the brother of Harry R. Culp.

     PATRICK B. FLAVIN co-founded Flavin, Blake & Co., Inc. in 1992 and is president and chief investment officer of that investment management company. He currently serves as a member of the board of directors and chairman of the audit committee of the board for FastChannel Network, Inc., and Renaissance, Inc., both of which are private companies.

     PATRICK H. NORTON joined La-Z-Boy Incorporated, a furniture manufacturing and marketing company located in Monroe, Michigan, in 1981 as senior vice president of sales and marketing. Mr. Norton served in this position until 1997 when he was elected chairman of the board of La-Z-Boy Incorporated.

Other Officers and Directors:

     HARRY R. CULP has been practicing dentistry in High Point since July 1981. He is the brother of Robert G. Culp, III. He also served as a director of the company from 1996 to 1999.

     HOWARD L. DUNN, JR. is one of the founders of the company and served as Vice President of Manufacturing and Product Development from 1972 until 1988, when the Board elected Mr. Dunn Executive Vice President. The Board elected Mr. Dunn President and Chief Operating Officer in 1993.

     H. BRUCE ENGLISH was employed by the Monsanto Company, a highly diversified manufacturer of chemicals and other products, for forty years until his retirement in early 1997. During his service, he worked in various divisions and capacities. From 1975 to retirement, he was operating head of a number of business units, including business director - Acrilan from 1989 to 1997.

     KENNETH M. LUDWIG joined the company in 1985 as director of personnel. The Board elected Mr. Ludwig Vice President, Human Resources in 1986 and Senior Vice President, Human Resources in 1996.

     KENNETH W. MCALLISTER was a senior executive vice president and general counsel of Wachovia Corporation from 1997 until his retirement in 2001, and served as general counsel since joining Wachovia in 1988. He served as United States Attorney for the Middle District of North Carolina from 1981 to 1986. Mr. McAllister is a director of High Point Bank Corporation, High Point Bank and Trust Co., and Lawyers Mutual Liability Insurance Company of North Carolina.

     ALBERT L. PRILLAMAN has been chairman of the board of Stanley Furniture Company, Inc., a manufacturer of wood furniture targeted at the upper-medium price range of the residential market, since 1988.

     FRANKLIN N. SAXON has been employed by the company since 1983, serving in various capacities, including Chief Financial Officer from 1985 to 1998. In 1998, the Board elected Mr. Saxon Senior Vice President and President of the Culp Velvets/Prints division. In 2001, he was elected Executive Vice President, Chief Financial Officer and President, Culp Velvets/Prints division. In 2002,
Mr. Saxon was elected Executive Vice President, Chief Financial Officer, Treasurer, and President, Culp Velvets/Prints division.

     RODNEY A. SMITH joined the company in 1997 as manager of the Phillips Weaving operation. The Board elected Mr. Smith Vice President and President, Culp Yarn division in 1998, and Senior Vice President and President, Culp Yarn division in 1999. Prior to joining the company, Mr. Smith served in management positions with various manufacturers of dobby and jacquard home furnishings fabrics, including vice president of manufacturing for Elite Textiles Ltd. from 1995 to 1996, and technical director for Hoffman Mills from 1996 to 1997.

BOARD COMMITTEES AND ATTENDANCE

     There are four standing committees of the Board of Directors: Executive Committee, Audit Committee, Compensation Committee, and Nominating Committee.

     The Executive Committee, the members of which are Messrs. Culp, Dunn, and Saxon, may exercise the full authority of the Board of Directors when the Board is not in session, except for certain powers related to borrowing and electing certain officers, and other powers that may not lawfully be delegated to Board committees.



     The  Audit  Committee  is  directly   responsible   for  the   appointment,
compensation, retention, and oversight of the independent auditors of the company, and must pre-approve all services provided. The committee discusses and reviews in advance the scope and the fees of the annual audit and reviews the results thereof with the independent auditors. The auditors meet with the committee to discuss audit and financial reporting issues. The committee reviews the company's significant accounting policies, major internal accounting controls, reports from the company's internal auditor, quarterly financial information releases, the Annual Report to shareholders, and the Annual Report on Form 10-K filed with the Securities and Exchange Commission. In addition, the committee reviews and approves all significant transactions between the company and any related party.

     Members of the Audit Committee are Messrs. English (Chairman), Flavin, McAllister and Norton. All members of the Audit Committee meet the current independence requirement of the New York Stock Exchange, meaning that no member of the committee has any business relationship or transaction with the company, except where the company's Board of Directors has determined in its business judgment that the relationship does not interfere with the director's exercise of independent judgment.

     The Compensation Committee approves matters relating to compensation, including fringe benefits and benefit plans for management and directors of the company, and reports to the Board of Directors from time to time as to its recommendation on compensation and policies for both management and directors. The committee also administers the company's stock option plans. The members of this committee are Messrs. Norton and Flavin.

     The current members of the Nominating Committee are Messrs. Culp and Norton. Because each of these directors has a term expiring at the 2003 Annual Meeting and is a candidate for re-election to the Board of Directors, and because the Board is currently considering a proposal to change or expand the membership and duties of this committee, action upon nominations for election to the Board at the 2003 Annual Meeting was considered by the entire Board of Directors of the company. Thus, the Nominating Committee did not meet or take any formal action during fiscal 2003, and the nominees for election to the Board of Directors contained in this Proxy Statement have been chosen by the full Board of Directors. Recommendations from shareholders for nominees to the Board of Directors are considered by the Nominating Committee and the Board if made in writing addressed to any member of the Nominating Committee at the company's main office. In order to be considered, such recommendations must be received at least 120 days prior to the date of the meeting at which directors are to be elected.

     During the fiscal year ended April 27, 2003, the Board of Directors had six meetings and one Consent to Action without Meeting; the Audit Committee nine meetings; and the Compensation Committee two meetings. Each Board member attended at least 75% of the aggregate number of the meetings of the Board of Directors and of the committees on which he served. Under current management practices, the Executive Committee exists mainly to act in place of the Board in cases where time constraints or other considerations make it impractical to convene a meeting of the entire Board or to obtain written consents from all Board members. The Executive Committee held several informal meetings during fiscal 2003. All significant management decisions requiring action by the Board of Directors were considered and acted upon by the full Board.


AUDIT COMMITTEE REPORT

     The Audit Committee operates under a written charter adopted by the Board of Directors. The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the company's financial reports and information, systems of internal controls, and accounting, auditing and financial reporting processes. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent auditors and must pre-approve all services provided by the independent auditors. Both the independent auditors and the company's internal auditor report directly to and meet with the Audit Committee.



     Management has the primary responsibility for the financial statements and the reporting process. The company's firm of independent auditors, which for the fiscal year 2003 was KPMG LLP, is responsible for expressing an opinion on the conformity of the company's audited financial statements to accounting principles generally accepted in the United States of America. The Audit Committee has reviewed and discussed with management and KPMG the audited financial statements as of and for the year ended April 27, 2003. The Audit Committee has also discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee has received from KPMG the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the company and its management. The Audit Committee also has considered whether KPMG's provision of any information technology services or other non-audit services to the company is compatible with the concept of auditor independence.

     Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the company's Annual Report on Form 10-K for the year ended April 27, 2003 for filing with the Securities and Exchange Commission.

     The foregoing report has been furnished by members of the Audit Committee.

                                          H. Bruce English, Chairman
                                          Patrick B. Flavin
                                          Kenneth W. McAllister
                                          Patrick H. Norton





FEES PAID TO INDEPENDENT AUDITORS

      For the fiscal year ended April 27, 2003, the aggregate fees billed to the company by KPMG LLP are as follows:

                     Audit Fees                                     $ 224,520
                     Financial Information Systems Design
                        and Implementation Fees                             0
                     All Other Fees - Tax                              71,975
                                                                    ---------
                                               Total Fees           $ 296,495
                                                                    =========

         PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors recommends that the shareholders ratify the Audit Committee's appointment of KPMG LLP to serve as the independent auditors for the company for the fiscal year ending May 2, 2004. KPMG LLP served as the independent auditors for the company for the last thirteen fiscal years. Representatives of the firm are expected to attend the Annual Meeting and will have the opportunity to make any statements they consider appropriate and to respond to shareholders' questions. If the appointment of KPMG is not ratified by the shareholders, the Audit Committee of the Board of Directors will consider whether to replace KPMG or retain the firm for the current year as the company's auditors. The proposal to ratify the appointment will be approved upon the vote of a majority of the votes cast on the proposal.





                             EXECUTIVE COMPENSATION

     Summary Compensation Table. The following table sets forth compensation paid by the company in the forms specified therein for the years ended April 27, 2003, April 28, 2002, and April 29, 2001 to (i) the chief executive officer of the company and (ii) the company's four most highly compensated executive officers other than the chief executive.

                             SUMMARY COMPENSATION TABLE
========================================================================================================

Name and                                  Annual Compensation  Long-Term Compensation    All Other
Principal Position               Year     Salary $  Bonus $        Option Grants #      Compensation (1)
------------------               ----     -------------------  ----------------------   ----------------
Robert G. Culp, III              2003    416,000   416,000           12,000                74,487(2)
  Chairman  of the  Board        2002    402,480   416,000           45,000                69,150
  and Chief Executive Officer    2001    405,240      -0-            18,000                82,733

Howard L. Dunn, Jr.              2003    364,000   364,000           10,000                45,898(2)
  President and                  2002    340,340   364,000           40,000                36,090
  Chief Operating Officer        2001    354,585      -0-            16,000                52,745

Franklin N. Saxon                2003    232,875   116,438            7,000                44,839(3)
  Executive Vice                 2002    225,307   116,438           35,000                 8,630
  President, Chief Financial     2001    227,122      -0-            10,000                87,871
  Officer, Treasurer and
  President, Culp Velvets/Prints
  division

Rodney A. Smith                  2003    186,824   100,000            7,000                 8,578
  Senior Vice President          2002    174,392    90,125           35,000                 6,976
  and President, Culp Yarn       2001    176,009      -0-             5,000                 7,641
  division

Kenneth M. Ludwig                2003    181,125    90,563            7,000                35,890(3)
  Senior Vice President,         2002    175,239    90,563           35,000                 7,010
  Human Resources and            2001    176,651      -0-             8,000                61,576
  Assistant Secretary


     (1) Includes the company's matching contribution to such officers' accounts under the company's 401(k) plan.

     (2)  Includes   annual   premiums  of  $61,100  paid  by  the  company  for
     split-dollar  life  insurance  on the life of Mr.  Culp,  and  $34,341  for split-dollar life insurance and long-term care insurance on the life of Mr.
     Dunn.

     (3) Includes  supplemental deferred compensation payments of $34,931 to Mr.
     Saxon and $27,169 to Mr. Ludwig;  includes  reportable interest on deferred compensation in the amount of $557 to Mr. Saxon and $423 to Mr. Ludwig.
========================================================================================================

     Option Grants Table. The following table sets forth certain information concerning grants of stock options to the executive officers named in the Summary Compenstion Table during the year ended April 27, 2003.

                       STOCK OPTION GRANTS IN FISCAL 2003

==============================================================================================================
                                                                                 Potential Realizable Value at
                              % of Total                                            Assumed Annual Rates of
                                Options                    Market                  Stock Price Appreciation
                              Granted to     Exercise or  Price on                    for Option Term
                     Options   Employees in  Base Price    Date of   Expiration  -----------------------------
                     Granted    Fiscal Year   ($/Share)     Grant       Date           5%($)    10%($)
                     -------   ------------  -----------  --------   ----------  ------------ ----------------
Robert G. Culp, III  12,000      14.6         13.99        13.30      6/20/07        35,787    89,090

Howard L. Dunn, Jr.  10,000      12.2         13.99        13.30      6/20/07        29,822    74,241

Franklin N. Saxon     7,000       8.5         13.99        13.30      6/20/07        20,875    51,969

Rodney A. Smith       7,000       8.5         13.99        13.30      6/20/07        20,875    51,969

Kenneth M. Ludwig     7,000       8.5         13.99        13.30      6/20/07        20,875    51,969


=============================================================================================================

     Option Exercises and Year-End Value Table. The following table sets forth certain information concerning exercises of stock options during fiscal 2003 by the executive officers named in the Summary Compensation Table, and options held by such officers at the end of fiscal 2003.


                   AGGREGATED OPTION EXERCISES IN FISCAL 2003
                     AND FISCAL 2003 YEAR-END OPTION VALUES

================================================================================================================================
                                                                              Number of                 Value of Unexercised
                                                                      Unexercised Options              In-the-Money Options
                             Shares Acquired        Value             at Fiscal Year-End(#)           at Fiscal Year-End($)(1)
                             On Exercise (#)      Realized ($)   Exercisable     Unexercisable       Exercisable   Unexercisable
                             ---------------      -----------    -----------     -------------       -----------   -------------
Robert G. Culp, III              25,000            110,250         113,250          85,750              27,855        148,105
Howard L. Dunn, Jr.              55,000            578,990          46,000          71,000               7,880        114,760
Franklin N. Saxon                38,250            233,461          23,500          53,250               4,925         73,475
Rodney A. Smith                   -0-                -0-            30,250          39,750              12,800         28,550
Kenneth M. Ludwig                 5,500             82,225          56,750          51,250              15,755         71,505



 (1)   Closing price of company stock at April 27, 2003 was $5.00.

================================================================================================================================

      Securities Authorized for Issuance Under Equity Compensation Plans. The following table sets forth information as of the end of fiscal 2003 regarding shares of the company's common stock that may be issued upon the exercise of options previously granted and currently outstanding options under the company's stock option plans, as well as the number of shares available for the grant of options that had not been granted as of that date.


                      EQUITY COMPENSATION PLAN INFORMATION

--------------------------------------------------------------------------------
    Plan Category           Number of       Weighted-average      Number of
                        securities to be   exercise price of      securities
                           issued upon        outstanding         remaining
                           exercise of     options, warrants    available for
                           outstanding         and rights      future issuance
                        options, warrants                        under equity
                           and rights                         compensation plan
                                                                  (excluding
                                                                  securities
                                                                 reflected in
                                                                 column (a))
--------------------------------------------------------------------------------
                               (a)                (b)                (c)
--------------------------------------------------------------------------------
 Equity compensation
  plans approved by
  security  holders          958,750             $ 7.80            906,750
--------------------------------------------------------------------------------
 Equity compensation
plans not approved by
 security holders (1)              0                  0                  0
--------------------------------------------------------------------------------
        Total                958,750             $ 7.80            906,750
--------------------------------------------------------------------------------

     (1) Does not include options that were granted to a non-employee and non-affiliate of the company as consideration in an asset acquisition transaction (and not as compensation) in 1997. The individual was granted options that expired on August 4, 2003 to purchase 100,000 shares of the company's common stock at an exercise price of $17.625 per share, in a transaction not approved or required to be approved by the shareholders of the company. These options expired without being exercised.

================================================================================


     Severance Protection Plan. In fiscal 2002, the company amended its Severance Protection Plan, which covers certain officers ("Executives") of the company, including each of the individuals named in the Summary Compensation Table. Pursuant to the Severance Protection Plan, the company and covered Executives have entered into written agreements that are effective upon a change in control (as defined in such agreements) of the company. The agreements provide that upon a change in control, the Executive is entitled to payment in the amount of 1.99 times the Executive's total compensation in effect at the time of termination of employment if any of the following events occurs: (i) the Executive is terminated in anticipation of the change in control, (ii) the Executive is terminated within three years after the change in control for any reason other than death, disability or for cause, (iii) the Executive terminates his employment during such three-year period because of an adverse change in the Executive's conditions of employment by the company, or (iv) the Executive terminates his employment during the 30-day period beginning six months after the change in control for any reason other than death or disability. In addition, the agreements provide for payment of one year's total compensation to each covered Executive in exchange for noncompetition covenants by the Executive that do not become effective except upon termination of the Executive's employment following a change in control. The plan does not prevent the company from terminating the Executive for cause at any time. The purpose of the Severance Protection Plan is to ensure the company continuity of management and the Executive continuity of employment in the event of any actual or threatened change in control of the company. The plan is not intended to alter materially the compensation and benefits a covered Executive could reasonably expect in the absence of such a change in control. As of April 27, 2003, the company's potential obligation pursuant to the Severance Protection Plan was $7,418,193, which is the amount that would be expended by the company under the plan if all of the designated executives were terminated or otherwise entitled to benefits after a change in control of the company.




COMPENSATION OF DIRECTORS

     Directors who are also employees of the company do not receive additional compensation for service as directors. Non-employee directors have historically received $15,000 per year for participation as a member of the Board of Directors; $5,000, $3,000, and $2,000 per year for serving on the Audit Committee, Compensation Committee and Nominating Committee, respectively; and an annual stock option grant of 1,875 shares.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee, both of whom are non-employee directors, are Patrick H. Norton, Chairman, and Patrick B. Flavin. No member of the Compensation Committee serves on the compensation committee of another corporation that has a business relationship with the company. Mr. Norton is chairman of the board of La-Z-Boy Incorporated, and the company had sales of approximately $47.6 million, 14% of the company's net sales, to La-Z-Boy Incorporated in fiscal 2003.

COMPENSATION COMMITTEE REPORT

     The following is a report of the Compensation Committee on compensation of executive officers for the fiscal year ended April 27, 2003.

     The Compensation Committee has traditionally based compensation for the company's executive officers on three primary factors: (1) compensation paid to executive officers at comparable firms in the company's industry, (2) the individual executive's performance and contribution to the company, and (3) the financial performance of the company. In general, the committee has set base salaries for executives relying most heavily on the first two factors mentioned above, and has linked executive compensation to the third factor, the company's financial performance, through incentive cash bonuses that are based on the annual financial results of the company and periodic grants of stock options to executive officers. These basic policies were continued during fiscal 2003.

     As it has done in each of the past several years, the committee reviewed published proxy information for firms in the company's industry, including many of the companies included in the Performance Comparison data in the table below. Based upon this review and upon general knowledge of the industry, the committee had concluded in recent years that the base salaries paid to the company's executive officers have been below those generally prevailing in the company's industry and for other manufacturing companies of similar size. For this reason, in prior recent years a larger portion of the compensation paid to the company's executives had been based on incentive compensation (cash bonuses and stock options) that is dependent upon the company's financial results. The committee believes that total cash compensation paid to the company's executives has remained generally lower than comparable compensation paid to many or most executives in the company's industry.

     Under the company's Management Incentive Plan, certain executives and key associates (including those in the Summary Compensation Table) are selected by the Compensation Committee (based on management recommendations) to receive annual cash bonuses based on the company's financial results. The Compensation Committee (based on the recommendations of management) sets performance targets for the company in terms of financial measurements judged by the committee to be relevant indicators of management and corporate performance. Cash bonuses are then awarded to the executives participating in the plan pursuant to a formula that pays a percentage of the maximum bonus award established by the committee for each participating executive based upon the percentages of the performance targets the company achieves in a fiscal year. The cash bonuses shown in the Summary Compensation Table were paid under this plan.

     The committee maintains a policy of providing incentives for executives to promote the creation of shareholder value, so that executive officers' long-term interests will be aligned with those of the company's shareholders. To that end, the committee periodically approves the grant of stock options to executive officers under the company's stock option plans. The Compensation Committee believes that the company's option plans have been successful in helping the company attract and retain skilled management to focus on efforts to increase the company's earnings and returns for its shareholders.


     Periodic grants of incentive stock options are made to the executive officers and selected other employees under the company's Stock Option Plan, which was adopted by the company and approved by the company's shareholders in 2002. These options are granted at exercise prices equal to the fair market value of the underlying shares at the time the option is granted.

     In addition to the Stock Option Plan, the company adopted two Performance-Based Option Plans under which options were granted to senior management with exercise prices significantly below fair market value of the underlying shares, but these options do not become exercisable unless the company achieves certain growth rates in its earnings or until approximately nine years after grant. The purpose of these plans is to provide incentive to senior management to maximize the company's earnings potential and to make a significant portion of executive compensation contingent on meeting earnings targets. In 1994, the company adopted (and the shareholders subsequently approved) the 1994 Performance-Based Option Plan, which provided for the one-time grant to executives of options that could become exercisable after the announcement of earnings for fiscal 1997 only if the company met a targeted compound growth rate of 13% over that three-year period (otherwise these options would not become exercisable until January 1, 2003). The company's reported earnings for fiscal 1997 were at a level that allowed the options to become exercisable in May of 1997, and represented a compound growth rate of 20% for the three years ended April 27, 1997. In 1997, the company adopted (and the shareholders approved) the 1997 Performance-Based Option Plan. This plan is similar in concept to the 1994 Performance-Based Option Plan, in that it provided for the one-time grant to executives of options that could have become exercisable if the company's earnings reached a specific target by the end of fiscal 1999. Otherwise, the options do not become exercisable until January 1, 2006. The earnings target under the 1997 Performance-Based Option Plan was not met, and thus the options under this plan will not become exercisable until January 1, 2006.

     The Compensation Committee approved grants of stock options to certain officers and employees under the Stock Option Plan during fiscal 2003 to increase the opportunity of these employees to participate in the growth of the company and the value of its stock. The specific levels of options granted generally reflected the level of responsibility of the employees and officers receiving the option awards and the committee's judgment about the direct link between the employee's performance and decisions and the company's financial results. For that reason, more senior officers received larger awards, and the President and the Chief Executive Officer each received a significantly larger award than other officers did.

     A supplemental deferred compensation plan was reinstated in fiscal 2002 for two of the company's senior vice presidents. The plan provides for additional deferred compensation payments for the benefit of the specified senior vice presidents in the amount of fifteen percent of such officers' base salary at the beginning of the fiscal year. This plan was adopted by the committee in lieu of providing split-dollar life insurance plans such as those provided for the Chief Executive Officer and the President, as described below.

     The compensation for the Chief Executive Officer is determined under the same policies and practices used for all of the company's executive officers, as discussed above. In addition, the company has provided a split-dollar life insurance plan for the Chief Executive Officer for many years; this program was continued in fiscal 2003 and now includes a split-dollar life insurance plan and long-term care policy for the President. The committee believes this type of plan provides a cost-effective means of providing this benefit, since the company expects to recover the cost of premium payments on the plan from the cash value of proceeds of the life insurance policy.

     The foregoing report has been furnished by the members of the Compensation Committee.


                              Patrick H. Norton, Chairman
                              Patrick B. Flavin

                             PERFORMANCE COMPARISON


     The following graph shows changes over the five-year period ended April 27, 2003 in the value of $100 invested in (1) the common stock of the company, (2) the Textile Manufacturing Group Index reported by Media General Financial Services, Richmond, Virginia, consisting of twenty (20) companies (including the company) in the textile industry, (3) the New York Stock Exchange Composite Index, and (4) the Standard & Poor's 500 Index. Due to recalculations of the New York Stock Exchange Composite Index, the company has selected the Standard & Poor's 500 Index as a broad equity market index for total return comparisons going forward.

     The graph assumes an initial investment of $100 at the end of fiscal 1998 and the reinvestment of all dividends during the periods identified.




                  COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN
           AMONG CULP, INC., THE S & P  500 INDEX, THE NYSE COMPOSITE INDEX
               AND THE MEDIA GENERAL TEXTILE MANUFACTURING GROUP

                           4/98     4/99     4/00     4/01     4/02     4/03
                           ----     ----     ----     ----     ----     ----
CULP, INC.                100.00    44.16    31.77    26.84    50.98    29.39
S & P 500                 100.00   121.82   134.16   116.76   102.02    88.44
NYSE COMPOSITE            100.00   109.86   111.57   109.95    99.45    84.06
MEDIA GENERAL TEXTILE
  MANUFACTURING GROUP     100.00    61.51    45.46    50.68    79.66    64.81

                   CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Lease Transactions. During fiscal 2003, the company leased two industrial facilities from partnerships owned by certain of the company's executive officers, directors, principal shareholders and members of their immediate families. Principals of these related entities include Robert G. Culp, III, Harry R. Culp (brother of Robert G. Culp, III and a director), and Judith C. Walker (sister of Robert G. Culp, III). These facilities contain a total of 340,000 square feet of floor space. The initial terms of the leases described above range from five to seven years, with one or more five-year renewal options. Base rent per year for the leased facilities ranges from $1.98 to $2.32 per square foot. The leases typically prohibit assignment or subletting without the lessor's consent, but such consent may not be unreasonably withheld. The lessor is generally responsible for maintenance only of roof and structural portions of the leased facilities. The industrial facilities are leased on a "triple net" basis, with the company responsible for payment of all property taxes, insurance premiums and maintenance, other than structural maintenance. The company believes that at the time the leases and any lease renewals were executed, the terms of all such leases were no less favorable to the company than could have been obtained in arms-length transactions with unaffiliated persons. The company received independent appraisals to this effect with respect to the industrial facility leases. All related party leases and amendments thereto are approved by the Audit Committee and are reviewed annually by the Audit Committee. The total amount of rent paid by the company under all related party leases during fiscal 2003 was approximately $708,000.

     Certain Business Relationships. The company had sales of approximately $47.6 million, 14% of the company's net sales, to La-Z-Boy Incorporated in fiscal 2003. Patrick H. Norton, a director of the company, serves as chairman of the board of La-Z-Boy Incorporated.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the company's directors, its executive officers, any persons who hold more than ten percent of the company's common stock and certain trusts (collectively, "insiders") to report their holdings of and transactions in the company's common stock to the Securities and Exchange Commission (the "SEC"). Specific due dates for these reports have been established, and the company is required to disclose in this Proxy Statement any late filings and any failures to file that have occurred since April 28, 2002. Insiders must file three types of ownership reports with the SEC: initial ownership reports, change-in-ownership reports and year-end reports. Under the SEC's rules, insiders must furnish the company with copies of all Section 16(a) reports that they file. Based solely on a review of copies of these reports and on written representations the company has received, the company believes that since April 28, 2002, its insiders have complied with all applicable Section 16(a) reporting requirements, except as follows. Due to an administrative oversight on the part of the company, Patrick B. Flavin filed a Form 4 relating to the purchase of shares one day late in October 2002. Mr. Robert G. Culp, III did not report on a timely basis twenty-nine transactions over several years by his spouse because he was not aware of the transactions at the time they took place. Five of those transactions were subsequently reported in fiscal 2003, and twenty-four of those transactions have been reported since the beginning of the current fiscal year. In each instance, Mr. Culp reported these transactions shortly after he learned the details necessary to report the transactions.


================================================================================

                      YOUR DIRECTORS RECOMMEND VOTES "FOR"


o     THE THREE NOMINEES FOR DIRECTOR

o THE RATIFICATION OF APPOINTMENT OF KPMG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR FISCAL 2004


================================================================================

                     SHAREHOLDER PROPOSALS FOR 2004 MEETING

     Shareholders may submit proposals appropriate for shareholder action at the company's Annual Meeting consistent with the regulations of the SEC and the company's bylaws. The nominees named in this Proxy Statement are those chosen by the Board of Directors. Nominations may also be made by shareholders in accordance with the company's bylaws. The bylaws require that such nominations be received by the company at least 120 days prior to the Annual Meeting, and that the nominations include certain biographical and other information about the persons nominated as specified in the bylaws. For shareholder proposals and nominations for director to be considered for inclusion in the Proxy Statement for the 2004 Annual Meeting, the company must receive them no later than May 2, 2004. Such proposals should be directed to Culp, Inc., Attention: Franklin N. Saxon, Executive Vice President and Chief Financial Officer, 101 South Main Street, Post Office Box 2686, High Point, North Carolina 27261.

                                  OTHER MATTERS

     The company's management is not aware of any matter that may be presented for action at the Annual Meeting other than the matters set forth herein. Should any matters requiring a vote of the shareholders arise, it is intended that the accompanying proxy will be voted in respect thereof in accordance with the best judgment of the person or persons named in the proxy, discretionary authority to do so being included in the proxy.

                                            By Order of the Board of Directors,


                                        /s/ Franklin N. Saxon
                                            -----------------
                                            FRANKLIN N. SAXON
                                            Executive Vice President and
                                            Chief Financial Officer

--------------------------------------------------------------------------------

     THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS SOLICITED, AND TO EACH PERSON REPRESENTING THAT AS OF THE RECORD DATE FOR THE ANNUAL MEETING HE OR SHE WAS A BENEFICIAL OWNER OF SHARES OF THE COMPANY, ON WRITTEN REQUEST, A COPY OF THE COMPANY'S 2003 ANNUAL REPORT ON FORM 10-K TO THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE CONSOLIDATED FINANCIAL
STATEMENTS AND SCHEDULES THERETO. SUCH WRITTEN REQUEST SHOULD BE DIRECTED TO CULP, INC., ATTENTION: KATHY J. HARDY, CORPORATE SECRETARY, 101 SOUTH MAIN STREET, P. O. BOX 2686, HIGH POINT, NORTH CAROLINA 27261.

CULP, INC.
C/O EQUISERVE TRUST COMPANY N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694









[X] PLEASE MARK VOTES
    AS IN THIS EXAMPLE
----------------------------------------
                 CULP, INC.
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1. ELECTION OF DIRECTORS:
   Nominees: (01) Robert G. Culp, III,  2. PROPOSAL to ratify the appointment
             (02) Patrick B. Flavin,       of KPMG LLP as the company's
             (03) Patrick H. Norton        independent auditors for fiscal 2004.

                                              FOR         AGAINST     ABSTAIN
     FOR                      WITHHELD        [ ]           [ ]         [ ]
     ALL    [ ]          [ ]  FROM ALL
   NOMINEES                   NOMINEES

[ ] ____________________________________
    For all nominee(s) except as written
    above                                3. In their discretion, the proxies are
                                            authorized to vote upon any other
                                            business that may properly come
                                            before the meeting.


                                            Mark box at right if an address [ ]
                                            change or comment has been noted on
                                            the reverse side of this  card.


                                            Be sure to sign and date this Proxy.


Signature: ____________ Date: _________  Signature: ____________ Date: _________




PROXY                               CULP, INC.                             PROXY

           This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Robert G. Culp, III, Kathy J. Hardy and Franklin
N. Saxon, and each of them, attorneys and proxies with full power of substitution, to act and vote as designated below the shares of common stock of Culp, Inc. held of record by the undersigned on July 25, 2003 at the Annual Meeting of Shareholders to be held on September 23, 2003 or any adjournment or adjournments thereof.

This proxy will be voted as directed herein. If no direction is made, this proxy will be voted for the nominees listed in proposal 1; and for the ratification of the appointment of KPMG LLP as independent auditors in proposal 2. If, at or before the time of the meeting, any of the nominees listed on the reverse side has become unavailable for any reason, the proxies have the discretion to vote for a substitute nominee or nominees.

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   PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED
                                    ENVELOPE
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(Please  sign  exactly as name  appears on this  card.  If signing as  attorney, administrator, executor, guardian, or trustee, please give such title. If signing on behalf of a corporation, please give name and title of authorized officer signing.)
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